AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 23, 1998
                                                 Registration No. 333-_____
  ==========================================================================
                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549
                                     -----------
                                       FORM S-3
                                REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933
                                      ----------
                                    COMPUMED, INC.
                (Exact name of Registrant as specified in its Charter)

               Delaware              5047              95-2860434
               --------              ----              ----------
          (State  or  Other    (Primary Standard    (I.R.S. Employer
          Jurisdiction of         Industrial         Identification No.)
          Incorporation or      Classification
          Organization)            Code No.)

                              --------------------
                          1230 Rosecrans Avenue, Suite 1000
                          Manhattan Beach, California 90266
                                    (310) 643-5106
            (Address, including Zip Code, and Telephone Number, including
                      Area Code, of Principal Executive Offices
                                 --------------------
                                    James Linesch
                        President and Chief Executive Officer
                                    CompuMed, Inc.
                          1230 Rosecrans Avenue, Suite 1000
                          Manhattan Beach, California  90266
                                    (310) 643-5106
              (Name, Address, including Zip Code, and Telephone Number,
                      including Area Code, of Agent for Service)
                                 --------------------
                                      Copies to:

                                 Bruce A. Rich, Esq.
                                  Reid & Priest LLP
                                   40 West 57th St.
                              New York, New York  10019
                                    (212) 603-6780

               Approximate date of proposed sale to the public: from time to time after the effective date of this Registration Statement as determined by market conditions and other factors.

               If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

               If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

               If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective
          registration   statement   for   the   same  offering.   [ ]
          _______________

               If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________

               If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                           CALCULATION OF REGISTRATION FEE
     ========================================================================
     TITLE OF EACH                    PROPOSED       PROPOSED
       CLASS OF                       MAXIMUM        MAXIMUM
      SECURITIES         AMOUNT       OFFERING       AGGREGATE    AMOUNT OF
        TO BE            TO BE        PRICE PER      OFFERING    REGISTRATION
      REGISTERED       REGISTERED     UNIT(1)        PRICE(1)       FEE(4)
     ------------------------------------------------------------------------
     Common Stock, par
     value $.01 per
     share(2)          6,194,690       $1.34      $8,300,885.    $2,448.76
     ------------------------------------------------------------------------
     Common Stock, par
     value $.01 per
     share(3)            200,000       $1.34         268,000.        79.06
     ------------------------------------------------------------------------
        Total          6,394,690         --            --        $2,527.82
     ========================================================================

          (1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457, on the basis of the average of the bid and ask prices reported on the Nasdaq SmallCap Market on January 16, 1998.
          (2) Includes (i) a presently indeterminate number of shares issued or issuable upon conversion of or otherwise in respect of Registrant's Class C 7% Cumulative Convertible Preferred Stock Series 1 and Class C 7% Cumulative Convertible Preferred Stock Series 2 and (ii) a presently indeterminate number of shares issued or issuable upon exercise of or otherwise in respect of Registrant's warrants issued or issuable upon the conversion of the Class C 7% Cumulative Convertible Preferred Stock Series 1 and warrants issued or issuable upon the conversion of the Class C 7% Cumulative Convertible Preferred Stock Series 2. This is not intended to constitute a prediction as to the number of shares of Common Stock into which the Preferred Stock will be convertible or as to the number of shares of Common Stock into which the warrants would be exercisable.
          (3) Includes 200,000 shares of Common Stock underlying outstanding warrants.
          (4) In accordance with Rule 457(g), the registration fee for these shares is calculated upon a price which represents the highest of (i) the price at which the warrants may be exercised; (ii) the offering price of securities of the same class included in this registration statement; or (iii) the price of securities of the same class, as determined pursuant to Rule 457(c).

               THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

     =========================================================================

          Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

                    SUBJECT TO COMPLETION, DATED JANUARY 23, 1998


          PROSPECTUS
                           6,394,690 SHARES OF COMMON STOCK
                                   ($.01 PAR VALUE)

                                    COMPUMED, INC.

                                     COMMON STOCK

               All of the shares of Common Stock, par value $.01 per share ("Common Stock") of CompuMed, Inc., a Delaware corporation (the "Company"), offered hereby (the "Shares") are being offered for resale by certain stockholders of the Company (the "Selling Stockholders") as described more fully herein.

               The shares of Common Stock offered hereby by the Selling Stockholders consist of (A) 200,000 shares issuable upon the exercise of outstanding warrants (the "Distributors Warrants") and (B) a presently indeterminate number of shares issued or issuable upon conversion or otherwise in respect of (i) 17,500 shares of the Company's Class C 7% Cumulative Convertible Preferred Stock Series 1 ("Series C-1 Preferred Stock") and (ii) 17,500 shares of the Company's Class C 7% Cumulative Convertible Preferred Stock Series 2 ("Series C-2 Preferred Stock") and a presently indeterminate number of shares issued or issuable upon exercise or otherwise in respect of (iii) warrants issued or issuable upon the conversion of the Series C-1 Preferred Stock ("Series C-1 Warrants") and (iv) warrants issued or issuable upon the conversion of the Series C-2 Preferred Stock (Series C-2 Warrants"). (The Series C-1 Preferred Stock and the Series C-2 Preferred Stock sometimes collectively, the "Class C Preferred Stock"). For purposes of calculating the number of shares of Common Stock to be registered hereby, the number of Common Shares calculated to be issuable in connection with the conversion of Class C Preferred Stock and the number of Common Shares calculated to be issuable in connection with the exercise of the Series C-1 Warrants and the Series C-2 Warrants (collectively, the "Placement Warrants") is based on a conversion price of $1.13 for the Series C-1 Preferred Stock, which is derived from the average closing bid price, as reported on the Nasdaq SmallCap Market, of the Company's Common Stock for the ten (10) consecutive trading days immediately preceding December 24, 1997, the closing day for the issuance of the Series C-1 Preferred Stock, which average price was $1.51 per share. One Placement Warrant to purchase one share of Common Stock will be issued for each share of Common Stock into which the Class C Preferred Stock is converted. The number of shares available for resale is subject to adjustment and could be materially less or more than the amount predicted herein depending on factors which cannot be predicted by the Company at this time, including, among others, the future market price of the Common Stock. This presentation is not intended, and should in no way be construed, to constitute a prediction as to the future market price of the Common Stock. See "RISK FACTORS -- MARKET RISKS" and "SELLING STOCKHOLDERS."

               The Selling Stockholders will sell the Shares from time to time through customary brokerage channels, either through broker-dealers acting as agents or brokers for the seller, or through broker-dealers acting as principals, who may then resell the Shares in the over-the-counter market or at private sale or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders and any agents, broker-dealers or underwriters that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commission received by them and any profit on the resale of the Common Stock purchased by them may be deemed to be underwriting discounts or commissions under the Act. See "PLAN OF DISTRIBUTION."

               The Company will not receive any proceeds from the sale of the Shares offered hereby. The Company has agreed to bear all expenses of registration of the Shares, excluding the selling and brokerage expenses of the Selling Stockholders. It is estimated that the Company will receive aggregate gross proceeds of $3,720,000 upon the exercise of all of the Placement Warrants and Distributors Warrants. See "USE OF PROCEEDS".

               The Company's Common Stock is quoted on the Nasdaq SmallCap Market under the symbol CMPD. On _______, 1998, the closing bid and asked prices were $______ and $________ per share of Common Stock. See "MARKET PRICE INFORMATION."

          AN INVESTMENT IN THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK.
                   SEE "RISK FACTORS" ON PAGES 5 THROUGH 10 HEREOF.
                           --------------------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                    The date of this Prospectus is ________, 1998

                                  AVAILABLE INFORMATION

               The Company is subject  to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "SEC"). Such reports and other information can be inspected and copied at the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; or at its offices at Northwest Atrium Center, 500 West Madison Street, 14th Floor, Chicago, IL 60661; or Seven World Trade Center, 13th Floor, New York, NY 10048. Copies of this material can also be obtained at prescribed rates by writing to the Public Reference Section of the SEC at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC maintains a Web site (http://www.sec.gov) that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC, including the Company. The
          Common  Stock of  the Company  is quoted  on the  Nasdaq SmallCap
         Market.    In  addition,  copies  of  this   material  and  other
          information  are provided to Nasdaq  and can be  inspected at the
          Nasdaq offices maintained at the National Association of Securities Dealers, Inc., 1735 "K" Street, Washington, D.C. 20006.

               This Prospectus constitutes a part of a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed by the Company with the SEC under the Securities Act. This Prospectus omits certain information contained in the Registration Statement, and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the Shares offered hereby. In addition, certain information filed by the Company with the SEC has been incorporated herein by reference, see "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.


                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

               The following documents, filed by the Company with the SEC, are hereby incorporated by reference in this Prospectus:

               1. Annual Report on Form 10-KSB for the fiscal year ended September 30, 1997.
               2. Proxy Statement, dated February 20, 1997, for an Annual Meeting of Stockholders held on March 28, 1997.
               3.   Form 8-K for an event of December 24, 1997 to report on
                    Item 5 the sale of the Series C-1 Preferred Stock.
               4.   Description  of  the  Common  Stock  contained  in  the
                    Registration Statement on Form SB-2, filed  on March 5,
                    1996.

               All  documents filed by the Company with the SEC pursuant to
          Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities covered by this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents.

               Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

               The Company undertakes to provide without charge to each person to whom this Prospectus is delivered, upon request of any such person, a copy of any and all of the documents referred to above which have been or may be incorporated by reference in this Prospectus other than the exhibits thereto. Requests for such copies should be directed to the Company at 1230 Rosecrans Avenue, Suite 1000, Manhattan Beach, California 906266, Attn:
          James Linesch, President; telephone (310) 643-5106.


                                     THE COMPANY

               The Company is a medical information technology and service company focused on the diagnosis, monitoring and management of costly, high incidence diseases, particularly cardiovascular disease and osteoporosis. The primary focus of the Company's business is (i) the ongoing development of its osteoporosis testing technology and (ii) the computer interpretation of electrocardiograms ("ECGs"). The Company applies advanced computing, medical imaging, telecommunications and networking technologies to provide medical professionals and patients with affordable, point-of-care solutions for disease risk assessment and decision support.

               The Company was incorporated in the State of Delaware on July 21, 1986. The address and telephone number of the Company's principal executive offices are 1230 Rosecrans Avenue, Suite 1000, Manhattan Beach, California 90266, telephone (310) 643-5106.

          RECENT DEVELOPMENTS

               Sales of Preferred Stock. On December 24, 1997, the Company issued an aggregate of 17,500 shares of Series C-1 Preferred Stock to seven of the Selling Stockholders at a price of $100 per share. As of January 22, 1998, the Company sold an aggregate of 8,750 shares of Series C-2 Preferred Stock to seven of the Selling Stockholders at a price of $100 per share. The aggregate net proceeds of these placements was approximately $2,500,000. On or before February 15, 1998, the Company is expected to close on the sale of an additional 8,750 shares of Series C-2 Preferred Stock at a price of $100 per share, which closing may be extended to 30 days after the effectiveness of this Registration Statement if the Company's Common Stock does not meet certain price and volume minimums by February 15, 1998. Pursuant to the Securities Purchase Agreements for the Class C Preferred Stock, the Company entered into a Registration Rights Agreement under which the Company is obligated to file the Registration Statement. See "SELLING STOCKHOLDERS."

               Each share of Class C Preferred Stock is convertible at the option of the Selling Stockholder into the number of fully paid and nonassessable shares of Common Stock as is determined by: dividing (A) $100 by (B) the respective Conversion Price in effect at the time of conversion for each series. The Conversion Price for the Series C-1 Preferred Stock is equal to the lesser of: (a) $1.51 or (b) the product of (i) .75 and (ii) the average closing bid price, as reported on the Nasdaq SmallCap Market (or on such national securities exchange or automated trading system on which the Common Stock is then primarily traded), of the Common Stock for the ten (10) consecutive trading days immediately preceding the date (the "Notice Date") on which a notice is received by the Company from the holder desiring to convert his Series C-1 Preferred Stock. The Conversion Price for the Series C-2 Preferred Stock is equal to the lesser of: (a) $1.34 or (b) the product of (i) .775 (or .80 for original issuances after December 31, 1997) and (ii) the average closing bid price, as reported on the Nasdaq SmallCap Market (or on such national securities exchange or automated trading system on which the Common Stock is then primarily traded), of the Common Stock for the ten (10) consecutive trading days immediately preceding the Notice Date.

               Upon conversion of the Class C Preferred Stock, the holder of the Class C Preferred Stock will obtain one Placement Warrant for the purchase of one share of Common Stock for each share of Common Stock into which the Class C Preferred Stock is converted exercisable for three years at an exercise price equal to the conversion price of such Class C Preferred Stock.

               Termination of Merck License Agreement.  Effective September
          22, 1995, the Company entered into a Technology License Agreement (the "License Agreement") with Merck & Co., Inc. ("Merck")
          pursuant to which Merck was granted a perpetual, exclusive license of the Osteogram(R) and the Company was to receive a royalty payment for each Osteogram(R) test sold by Merck to a physician during the years 1996 through 2000, subject to certain caps, at which time the royalties would cease. Through September 30, 1997, the Company had earned cumulative royalties on approximately 70,000 Osteogram(R) tests amounting to gross
          proceeds  of $155,000.   Merck had  the right to terminate  the
          Merck License Agreement at any  time.  By letter,  dated  January
          7,   1998,  Bone  Measurement  Institute ("BMI"), the assignee of
          Merck's interest under the License Agreement and a non-profit wholly-owned subsidiary of Merck, gave notice of cancellation of the License Agreement effective March 31, 1998. BMI will cease performance of tests using the licensed technology on February 27, 1998, and will return the licensed technology to the Company on March 31, 1998.

               The   OsteoView(R).  The Company's research  and  development
          efforts   are   currently  focused   primarily  on   producing  a
          stand-alone bone densitometer, the OsteoView(R). This device will utilize a low-dose x-ray source and a digital detector to determine bone density from a measurement of the fingers and the wrist. The OsteoView(R) will utilize amorphous silicon as its detector which will produce a high resolution digital x-ray image. During the 1997 fiscal year, the Company developed a prototype model for this device. The Company is seeking to make the OsteoView(R) device competitive with other peripheral-site bone scanning devices on the market. A development team has been assembled which includes the University of Massachusetts Medical Center and specialized high technology vendors for certain aspects of this project. The Company coordinates and funds the development performed by project members and will retain primary rights to the completed product.

               Elimination of Telecor Services Division. The Company's Telecor Services Division ("Telecor") previously offered to physicians transtelephonic cardiac event monitoring equipment and services. Through such equipment and services physicians were able to continuously monitor their patients' heart rate and rhythms to detect arrhythmias and other cardiac abnormalities. Telecor revenues reduced considerably during the second fiscal quarter of 1997 following the termination of several key distributors of this service. The Company elected to terminate the offering of this service rather than invest the necessary marketing costs to rebuild the customer base.

               Cessation  of Development of  Detoxahol(TM). In  March 1994,
          the Company acquired the rights to a potential new pharmaceutical product called Detoxahol(TM), a substance intended to facilitate the rapid lowering of blood alcohol of people who have been drinking alcohol. In June 1995, a patent application was filed on behalf of the Company covering the technology underlying Detoxahol(TM). The Company was developing Detoxahol(TM) technology pursuant to certain agreements with the University of Georgia. The Company now has ceased its development of Detoxahol(TM) technology and there is no assurance that the Company will commence development in the future or that if any Detoxahol(TM) product is ultimately developed by the Company such product will be cleared by the appropriate regulatory agencies. The Company is currently seeking a development partner for this product, however, there is no assurance that such a partner will be secured. Significant further research and development, including clinical testing, as well as obtaining necessary regulatory clearances, are required before the Company could produce a marketable Detoxahol(TM) product.



                                     RISK FACTORS

               An investment in the Common Stock involves a high degree of risk and, therefore, should be considered extremely speculative. It should not be purchased by persons who cannot afford the possibility of the loss of their entire investment. Prospective investors should consider carefully among other risk factors, the risk factors and other special considerations relating to the Company and this offering set forth below. The discussion in this Prospectus contains, in addition to historical information, certain forward-looking statements that involve risks and uncertainties, such as statements of the Company's plans, beliefs, expectations and intentions. The Company's actual results could differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include the following risk factors, as well as factors discussed elsewhere in this

          Prospectus.   The cautionary  statements made in  this Prospectus
          should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus.

          FINANCIAL RISKS

               History of  Losses.   The Company's operations  incurred net
          losses of  approximately $2,202,000 in 1993,  $3,864,000 in 1994,
          $3,390,000  in 1995, $4,647,000 in 1996,  and $2,214,000 in 1997.
          The Company's retained deficit at September 30, 1997 was $26,393,000. The Company anticipates losses during the 1998 fiscal year due to future research and development costs and corporate costs. It should also be noted that while net losses were lower in fiscal 1997 than in fiscal 1996, net revenues were also reduced from $2,344,000 in 1996 to $1,939,000 in 1997. See
          "SELECTED FINANCIAL INFORMATION."

               No Assurance of Future Sources of Capital to Support and Grow Business. The Company will require capital to finance its continued investment in research and development of the OsteoView and to support and grow its existing ECG systems. Although the Company believes it has sufficient capital to fund these activities for at least the next 12 months as a result of the $3.5 million private placement to the Selling Stockholders of which $2.625 million has been received, and the balance is expected on or before February 15, 1998, subject to extension upon certain events. Inasmuch as the Company expects to incur additional operating losses, there can be no assurance that the Company will have adequate working capital to fund all of these activities thereafter. Further, the sale or issuance of additional equity or convertible debt securities could result in additional dilution to the Company's stockholders, see "Market Risks -- Shares Eligible for Future Sale." There can be no assurance that additional financing, if required, will be available when needed or, if available, will be on terms acceptable to the Company. Moreover, the Securities Purchase Agreement pursuant to which the Class C Preferred Stock was sold provides that the Company is limited in offering or selling its Common Stock until 100 days after the effective date of the Registration Statement without the consent of 80% in interest of the purchasers of the Class C Preferred Stock.

          BUSINESS AND REGULATORY RISKS

               Lack of Acceptance of the OsteoGram(R). Management had expected that a significant portion of the Company's future revenues would come from royalties under the License Agreement. To date, the Company has received only modest revenues under the Agreement. As discussed above, the Licensing Agreement has been cancelled effective March 31, 1998. See "THE COMPANY - Recent Developments."

               The existence of the OsteoGram(R) for testing bone mass is currently at an early stage in market development and is not widely recognized by the medical profession and the public. Management had considered that the introduction of drugs like Merck's Fosamax(TM) into the market would have increased the public's awareness of the OsteoGram(R), however, education of the medical profession and public of the OsteoGram(R)'s effectiveness, low cost, ease of use and lack of any need for specialized capital equipment to administer the test remains vital to the success of the OsteoGram(R). In addition, other obstacles, such as competition with other companies that are better known and financed than the Company, impede the OsteoGram(R)'s acceptance.

               FDA Regulation. The Company's medical devices, medical services and potential pharmaceutical products are subject to varying degrees of FDA regulation. The FDA Office of Medical Devices regulates the safety and efficacy of medical devices. All medical devices and their components are subject to certain general controls, including compliance with specified manufacturing practices. Manufacturers are required to provide the FDA with advance notice of their intention to introduce and market new medical devices and demonstrate such devices' safety and efficacy to the FDA's satisfaction prior to commencement of their commercial use.

               Medical Reimbursement Program. The OsteoGram(R) and ECG services are approved for reimbursement by Medicare and most other third party payors. Most payments for these services are made by the medical insurance carrier of the patients.

          Government regulation may change at any time and Medicare reimbursements for the Osteogram(R) or ECG services may be withdrawn
          or reduced.   Further, should Medicare  reimbursement programs be
          significantly reduced or should other regulatory changes affect the ability of physicians or the Company to recover the cost of OsteoGram(R) tests or ECG services, the Company's ability to market and sell its products would be adversely affected.

               Development of the OsteoView(R). The Company is devoting substantial efforts to develop the OsteoView(R). The development costs could be substantial and the development period could be longer than that presently anticipated by the Company. There is no assurance that the OsteoView can be commercially developed and even if so, that it would be profitable. The Company may seek to enter into a venture arrangement with a third party to provide financing or other support in connection with the development of the OsteoView(R).

               Lack of Patent Protection. The Company has licensed its proprietary technology in the OsteoGram(R) to Merck in reliance on trade secret protection for the OsteoGram(R) and considers the software to process the OsteoGram(R) to be proprietary. With the cancellation of the License Agreement, the proprietary technology will be returned to the Company, see, "THE COMPANY - Recent Developments." Notwithstanding the termination of the License Agreement, Merck shall remain bound by the confidentiality provisions of the agreement. However, such protection may not preclude competitors from developing products which can be marketed in competition with the OsteoGram(R). The Company intends to file for patents as improvements are made to the OsteoSystem or as a second generation OsteoSystem is developed. There can be no assurance that patent applications, if filed, will result in issued patents or that patents, if issued will not be circumvented or invalidated. Moreover, there is no assurance that the Company is not infringing the patents of third parties.


               In June 1995, a patent application was filed on behalf of the Company covering the technology underlying Detoxahol(TM). There can be no assurance that such patent application will be approved, that the Company can develop or acquire Detoxahol(TM) products or methods of use that are patentable, or even if patents are issued that they will afford the Company's potential Detoxahol(TM) products any competitive advantage or will not be challenged by third parties, or that patents issued to others will not adversely affect the development or commercialization of the Company's products. As previously noted, the Company has ceased its development of Detoxahol.(TM)

               Competition.   The primary  businesses in which  the Company
          engages, testing  for bone  density and  sales and  processing of
          ECGs, are highly  competitive.   There are  other companies  with
          substantially  greater  market   recognition  and  financial  and
          development resources than those of the Company which are engaged in the marketing of products similar to and which compete with the OsteoGram(R) and the Company's ECG terminals. Many radiology centers (in hospitals and free standing) also consider themselves competitors of the Company, because of their capital investments
          in  expensive bone   scanning  equipment.     In   addition,  and
          particularly in regard to  the OsteoGram(R), physicians and other
          prominent  members  of  the  medical   community  frequently  are
          reluctant to accept new products until their contribution to health care has been established over an extended period of time. Should the Company successfully develop a marketable product using the OsteoView(R) technology, it would be subject to these same risks. In addition, there is no assurance that other companies
          with  competing   technologies   will   not   be   approved   for
          reimbursement by Medicare and/or private insurance carriers.

               New Products and  Technological Change.   The Company is  in
          the "high tech" end of the health care industry. This industry has been historically marked by very rapid technological change and frequent introductions of new products. Accordingly, the Company's future growth and profitability depend in part on its ability to continue to respond to technological changes and successfully develop and market new products that achieve significant market acceptance. There is no assurance that the Company will be able to do so.

               Dependence on Third Parties for Manufacturing, Marketing and Research. The Company currently has no capability to manufacture apparatus used in connection with the Osteoview(R) or ECG services. The Company has entered into arrangements with third parties for the manufacture of certain apparatus used in connection with the

          Osteoview(R) and ECG services. There can be no assurance that third party manufacturers will be able to continue to meet the Company's quantity and quality requirements for manufactured products.

               Products Liability Exposure. The malfunction or misuse of the medical devices assembled and sold and services rendered by the Company may result in potential injury to physicians' patients, thereby subjecting the Company to possible liability. Although the Company's insurance coverage is $3,000,000 per occurrence and $3,000,000 in the aggregate with a deductible of $1,000, which amounts and deductibles are customary in the industry, there can be no assurance that such insurance will be sufficient to cover any potential liability. Furthermore, there can be no assurance that this coverage will continue to be available or, if available, that it can be maintained at reasonable cost. To date, the Company has never been involved in any litigation as a result of alleged product liability.

               Professional  Liability  Exposure.   The  Company's  current
          liability insurance policy does not cover losses due to misinterpreted overreads of ECG printouts by physicians retained by the Company to provide such services. Medical professional liability claims which may be brought against the Company for misinterpreted overreads, which are not covered by or exceed the coverage amount of a medical professional liability insurance policy held by the physician performing the overread, could have a material adverse effect on the Company's business, financial condition or operating results. Since commencing its ECG services, no medical professional liability claims have been made against either physicians who perform overreads for the Company or the Company with respect to misinterpreted overreads.

               Dependence on Key Personnel. The Company is dependent upon the continued services of James Linesch who since August 1997 has been the President and Chief Executive Officer as well as continuing as Chief Financial Officer and Secretary. Robert B. Goldberg acts as the Chairman of the Board. The Company is seeking to retain additional executive officers, however, there is no assurance that suitable persons can be attracted to the Company for such positions and thereafter retained.


          MARKET RISKS

               Securities Market Volatility. The trading price of the Company's Common Stock is subject to wide fluctuations in response to variations in operating results of the Company, actual or anticipated announcements of technical innovations or new products by the Company or its competitors or alliances formed with other industry participants, general conditions in the industry and the worldwide economy, and other events or factors. In the past two fiscal years, the Company's stock traded from a high of $19.13 to a low of $0.50. See "MARKET PRICE INFORMATION." In addition, there have been periods of extreme volatility in the stock markets, which in many cases were unrelated to the operating performance of, or announcements concerning, the issuers of the affected stock. The Company's Common Stock has been traded at a high volume and the bid and asked prices for its Common Stock have fluctuated significantly as a result of such volume. General market price declines or market volatility or factors related to the general economy or the Company in the future could adversely affect the price of the Common Stock.

               Absence of dividends. The Company has never paid a cash dividend on its Common Stock since its inception. At the present time, the Company's anticipated working capital requirements are such that it intends to follow a policy of retaining any earnings in order to finance the development of its business.

               Dilution. The market price of the Common Stock is presently in excess of net tangible book value, which was $.09 per share on September 30, 1997. Investors who purchase Common Stock would absorb immediate dilution in the net tangible book value per share of Common Stock.

               Shares Eligible for Future Sale. At December 31, 1997, 9,041,857 shares of the Company's Common Stock were outstanding. In addition, (i) 8,200 shares of Common Stock are issuable upon conversion of the outstanding Class A Preferred Stock and Class B Preferred Stock, (ii) 994,918 shares of Common Stock are issuable upon the exercise of outstanding stock options, (iii) 770,000 shares of Common Stock and warrants for the exercise of 1,920,000 shares of Common Stock are issuable upon finalization of a class action settlement, (v) 669,170 shares of Common Stock are issuable upon the exercise of outstanding public warrants and
          (vi) 372,000 shares of Common Stock are issuable upon the exercise of other warrants. The foregoing excludes the presently indeterminable number of shares of Common Stock issuable upon the conversion of the Class C Preferred Stock, subject to certain limitations on conversion if the market price of the Common Stock is less than $1.00 on the notice date for conversion and the exercise of the Placement Warrants issuable upon conversion of the Class C Preferred Stock, and the 200,000 Distributors
          Warrants. The sale, or availability for sale, of substantial amounts of Common Stock in the public market could adversely affect the prevailing market price of the Common Stock and could impair the Company's ability to raise additional capital when needed through the sale of its equity securities.

               Risk of Losing Nasdaq SmallCap Market Listing. The Company has recently received notice with respect to its continued eligibility for listing on the Nasdaq SmallCap Market. The Company believes that it meets the criteria for continued listing and is in correspondence with Nasdaq. However, should the Company continue to incur losses, be unable to raise additional equity capital, or the market price of its Common Stock decline, there can be no assurance that the Company will continue to meet the present listing requirements of the Nasdaq SmallCap Market or the amended requirements which become effective in February 1998. Should the Company fail to meet such listing standards, it would be delisted from the Nasdaq SmallCap Market. Trading, if any, in the listed securities would thereafter be conducted on the OTC Electronic Bulletin Board or the National Quotation Bureau's "pink sheets." As a result, should delisting occur, an investor may find it difficult to dispose of, or to obtain accurate quotations of the price of, the Company's securities. This would likely have a material adverse effect on the market price of the Company's Common Stock and on the Company's ability to raise additional capital.

               Risks Relating to Low-Priced Stock; Possible Effect of "Penny Stock" Rules on Liquidity for the Company's Securities. If the Company's Common Stock ceases to be listed on the Nasdaq SmallCap Market, the Common Stock would become subject to Rule 15g-9 under the Exchange Act. This Rule (the "Penny Stock Rule") imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and "accredited investors" (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, such Rule may affect the ability of broker-dealers to sell the Company's securities and may affect the ability of purchasers to sell any of the Company's securities in the secondary market.

               The SEC has adopted regulations that define a "penny stock" to be any equity security that has a market price (as therein defined) of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

               The foregoing required penny stock restrictions will not apply to the Company's Common Stock if the Company meets a $2 million minimum net tangible assets or, a $1 market price or other Nasdaq rules. There can be no assurance that the Company's Common Stock will qualify for exemption from the penny stock restrictions. In any event, even if the Company's Common Stock were exempt from such restrictions, the Company would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

               If the Company's Common Stock were subject to the rules on penny stocks, the market liquidity for the Company's Common Stock could be materially adversely affected.

               Antitakeover Effect of Certain Charter Provisions. Certain provisions of the Company's Certificate of Incorporation and Bylaws and of Delaware law could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. Such provisions could diminish the opportunities for a stockholder to participate in tender offers, including tender offers at a price above the then current market value of the Common Stock. Such provisions may also inhibit fluctuations in the market price of the Common Stock that could result from takeover attempts. In addition, the Board of Directors, without further stockholder approval, may issue Preferred Stock that could have the effect of delaying or preventing a change in control of the Company. The issuance of Preferred Stock could also adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others.


                               MARKET PRICE INFORMATION

               The Company's Common Stock is included on the Nasdaq SmallCap System under the symbol CMPD. The following table sets forth, for the Company's fiscal years indicated, the quarterly high and low bid prices for the Common Stock as reported by Nasdaq for the periods indicated. These prices are based on quotations between dealers, and do not reflect retail mark-up, mark-down or commissions, and may not necessarily represent actual transactions.


          Common Stock                     High              Low
          ------------                     ----              ---

          Fiscal 1996
          -----------
          First Quarter               $  19.13          $  3.00
          Second Quarter                  5.06             2.31
          Third Quarter                   3.75             2.25
          Fourth Quarter                  2.63              .94

          Fiscal 1997
          -----------
          First Quarter                   1.94              .54
          Second Quarter                  1.38              .69
          Third Quarter                   1.22              .50
          Fourth Quarter                  3.09              .59

          Fiscal 1998
          -----------
          First Quarter                   2.09             1.34
          Second Quarter (through         1.41             1.31
          January 16, 1998)

          See the cover page of this Prospectus for the last sales price of the Common Stock reported on the Nasdaq SmallCap Market as of a recent date. Investors should check the market prices of the Common Stock before making an investment decision with respect to securities of the Company.

                                   USE OF PROCEEDS

               The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. Through the placement of the Class C Preferred Stock, the Company has obtained gross proceeds of $2,625,000 and is expected to receive the balance of $875,000 by February 15, 1998 (which may be extended to 30 days after the effective date of the Registration Statement if the average closing bid price of the Common Stock for the ten trading days prior to the closing date is less than $1.50 per share), prior to a 4% distributors fee and placement expenses. The additional closing is also subject to (i) the continuing material accuracy of representations and warranties by the Company in the Securities Purchase Agreement, (ii) the average closing bid price of the Common Stock is at least $1.00 per share and (iii) the average dollar volume for the 20 trading days preceding such closing shall be at least $159,000.

               The Company estimates that it will also receive (i) gross proceeds of $220,000 upon exercise in full of the Distributors Warrants in accordance with the terms thereof and (ii) an amount equal to the number of Placement Warrants issuable upon the conversion of the Class C Preferred Stock multiplied by the exercise prices thereof, which exercise prices will be equal to the respective conversion prices of such Class C Preferred Stock. There can be no assurance that the Selling Stockholders will exercise any or all of the Placement Warrants or Distributors Warrants. The Company would use the net proceeds from exercise of the Warrants for further research and development and for general corporate purposes.

               The Company will bear the expenses of the registration of the Shares. The Company estimates that these expenses will be approximately $20,000.


                            SUMMARY FINANCIAL INFORMATION

               The  following  tables  set  forth  historical  consolidated financial  data  of  the  Company  for  the  fiscal  years  ended
          September 30, 1997, September 30, 1996 and September 30, 1995. The selected historical consolidated financial data for each of the fiscal years presented below were derived from the consolidated financial statements of the Company. This data should be read in conjunction with the Company's financial statements and "Management's Discussion and Analysis or Plan of Operation" incorporated by reference herein to the Company's Annual Report on Form 10-KSB for the fiscal year ended September 30, 1997.

       STATEMENT OF OPERATIONS DATA:

                                             YEAR ENDED SEPTEMBER 30
                                        ------------------------------------
                                            1997        1996        1995
       REVENUES:
         ECG services  . . . . . . . .  $1,674,000   $2,008,000   $1,643,000
         Osteo royalty revenues  . . .     119,000       37,000      327,000
         Product sales . . . . . . . .     146,000      200,000      573,000
         Rental property . . . . . . .         -0-       99,000      431,000
                                        ----------   ----------   ----------
                                         1,939,000    2,344,000    2,974,000

       COST OF SALES . . . . . . . . .   4,222,000    7,123,000    6,026,000

       OTHER INCOME (EXPENSE)  . . . .      69,000      132,000     (338,000)
                                        ----------   ----------   ----------

       NET LOSS  . . . . . . . . . . . $(2,214,000) $(4,647,000) $(3,390,000)
                                        ==========   ==========   ==========

       NET LOSS PER SHARE  . . . . . .     $(.25)       $(.54)      $(.55)
                                        ----------   ----------   ----------

          Weighted average number of
          common shares outstanding . .  8,965,045    8,534,276    6,150,500
                                        ==========   ==========   ==========




          BALANCE SHEET DATA:
                                                        SEPTEMBER 30,
                                                  --------------------------
                                                      1997         1996
                                                      ----         ----

          CASH AND MARKETABLE SECURITIES  . . .    $931,000   $2,644,000

          TOTAL ASSETS  . . . . . . . . . . . .   1,776,000    3,978,000

          TOTAL CURRENT LIABILITIES . . . . . .     756,000      942,000

          TOTAL STOCKHOLDERS' EQUITY  . . . . .     868,000    2,958,000


                                 SELLING STOCKHOLDERS

               The Shares offered by this Prospectus may be offered from time to time by the Selling Stockholders. All Selling Stockholders were purchasers under Securities Purchase Agreements including First Geneva Holdings, Inc. which also is the holder of the Distributors Warrants. None of the Selling Stockholders has held any position, office or material relationship with the Company or any of its predecessors or affiliates within three years of the date of this Prospectus. On December 24, 1997, the Company issued an aggregate of 17,500 shares of Series C-1 Preferred Stock and as of January 22, 1998, the Company issued an aggregate of 8,750 shares of Series C-2 Preferred Stock. On or before February 15, 1998 (which may be extended to 30 days after the date of this Prospectus by reason of the Common Stock not meeting certain price or volume amounts as of February 15, 1998), certain of the Selling Stockholders are expected to close on the purchase of 8,750 shares of Series C-2 Preferred Stock. See "USE OF PROCEEDS." Upon conversion of the Class C Preferred Stock, the Selling Stockholders will obtain Placement Warrants for the purchase of one share of Common Stock for each share of Common

          Stock into which the Class C Preferred Stock is converted at an exercise price equal to the respective conversion prices and exercisable for three years.

               If on the last trading date preceding a notice of conversion from a holder, the closing bid price is less than $1.00 per share, the number of shares of Series C Preferred Stock which may be converted by the holder then seeking conversion would be limited to an amount which does not exceed 5% of the amount of Series C-1 or C-2 Preferred Stock initially purchased by such holder, and such limitations shall be for a 30-day period following the notice of conversion. The Company, at its sole discretion, may force conversion of any or all shares of Series C-1 Preferred Stock outstanding on November 30, 1999 and of Series C-2 Preferred Stock outstanding on December 31, 1999.

               The following table sets  forth, as of January 22,  1998 and upon completion of this offering, information with regard to the beneficial ownership of the Company's Common Stock by each of the Selling Stockholders. The table assumes the conversion of all the Class C Preferred Stock and the exercise of all of the Distributors Warrants and the Placement Warrants. For purposes of calculating the number of shares of Common Stock beneficially owned by the Selling Stockholders, the number of shares calculated to be issuable in connection with the conversion of the Class C Preferred Stock is $1.13, which is 75% of the average closing bid price, as reported on the Nasdaq SmallCap Market, of the Company's Common Stock for the ten consecutive trading days immediately preceding December 24, 1997, the closing day for the sale of the Series C-1 Preferred Stock. The Registration Statement includes, in accordance with Rule 416 of the Securities Act, an indeterminate number of shares issuable upon conversion of the Class C Preferred Stock and exercise of the Placement Warrants as a result of the floating rate conversion features of the Class C Preferred Stock. The use of such hypothetical conversion prices is not intended, and should in no way be construed, to constitute a prediction as to the future market price of the Common Stock.

               The information included below is based upon information provided by the Selling Stockholders. Because the Selling Stockholders may offer all, some or none of their Common Stock, no definitive estimate as to the number of shares thereof that will be held by the Selling Stockholders after such offering can be provided and the following table has been prepared on the assumption that all shares of Common Stock offered under this Prospectus will be sold.


                                              AMOUNT
                                         BENEFICIALLY                  AMOUNT
                                            OWNED        SHARES     BENEFICIALLY
                                           PRIOR TO       TO BE     OWNED AFTER
                   NAME(1)                 OFFERING      OFFERED    OFFERING(3)
                   ----                 -------------   ---------   -----------

           The Shaar Fund Ltd. . .       1,769,912(4)  1,769,912        0
           Shaar Advisory Services       1,238,938(5)  1,238,938        0
           First Geneva Holdings, Inc.     907,966(6)    907,966        0
           Firmvest Capital Corp.          884,956(7)    884,956        0
           Nachum Stein and Feige Stein    398,230(8)    398,230        0
           Peter Chenam  . . . . .         353,982(9)    353,982        0
           Rutgers Casualty, Inc.          309,734(10)   309,734        0
           The Gross Foundation  .         176,991(11)   176,991        0
           NSI Partnership . . . .         176,991(12)   176,991        0
           Kentucky National
             Insurance Co. . . . .         132,742(13)   132,742        0
           Alexander Hasenfeld,
             Inc. Profit Sharing
             Retirement Plan . . .          44,248(14)    44,248        0
         =====================================================================

          ___________________

          (1) Unless otherwise indicated in the footnotes to this table, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

          (2) As required by regulations of the SEC, the number of shares shown as beneficially owned includes shares which can be purchased within 60 days after January 23, 1998. The actual number of shares of Common Stock beneficially owned is subject to adjustment and could be materially less or more than the estimated amount indicated depending upon factors which cannot be predicted by the Company at this time, including, among others, the market price of the Common Stock prevailing at the actual date of conversion of Class C Preferred Stock.

          (3)  Assumes the sale of all shares offered hereby.

          (4) Includes 1,769,912 shares underlying Series C-1 Preferred Stock and Series C-1 Warrants.

          (5) Includes (i) 796,460 shares underlying Series C-1 Preferred Stock and Series C-1 Warrants and (ii) 442,478 shares
               underlying  Series  C-2  Preferred  Stock   and  Series  C-2
               Warrants.

          (6) Includes (i) 707,964 shares underlying Series C-2 Preferred Stock and Series C-2 Warrants and (ii) 200,000 shares underlying the Distributors Warrants exercisable at $1.10 per share until December 1, 1999.

          (7) Includes 884,956 shares underlying Series C-2 Preferred Stock and Series C-2 Warrants.

          (8) Includes (i) 44,248 shares underlying Series C-1 Preferred Stock and Series C-1 Warrants and (ii) 353,982 shares underlying Series C-2 Preferred Stock and Series C-2 Warrants.

          (9) Includes 353,982 shares underlying Series C-2 Preferred Stock and Series C-2 Warrants.

          (10) Includes (i) 152,744 shares underlying Series C-1 Preferred Stock and Series C-1 Warrants and (ii) 176,990 shares
               underlying  Series  C-2  Preferred  Stock   and  Series  C-2
               Warrants.

          (11) Includes 176,690 shares underlying Series C-1 Preferred Stock and Series C-1 Warrants.

          (12) Includes 176,690 shares underlying Series C-2 Preferred Stock and Series C-2 Warrants.

          (13) Includes 132,744 shares underlying Series C-1 Preferred Stock and Series C-1 Warrants.

          (14) Includes 44,248 shares underlying Series C-1 Preferred Stock and Series C-1 Warrants.


               Pursuant to the Securities Purchase Agreement for the Class C Preferred Stock, the Company entered into a Registration Rights Agreement with the Selling Stockholders under which the Company is obligated to file the Registration Statement and to use its best efforts to cause the Registration Statement to become effective by March 24, 1998. Otherwise, the Company will pay the holders of the outstanding Class C Preferred Stock an amount equal to 0.5% of their purchase price for the seven day period beyond March 24, 1998 that the effective day is delayed.

                                 PLAN OF DISTRIBUTION

               The Selling Stockholders have advised the Company that, prior to the date of this Prospectus, they have not made any agreement or arrangement with any underwriters, brokers or dealers regarding the distribution and resale of the Shares. If the Company is notified by a Selling Stockholder that any material arrangement has been entered into with an underwriter for the sale of the Shares, a supplemental prospectus will be filed to disclose such of the following information as the Company believes appropriate: (i) the name of the participating underwriter; (ii) the number of the Shares involved; (iii) the price at which such Shares are sold, the commissions paid or discounts or concessions allowed to such underwriter; and (iv) other facts material to the transaction.

               The Company expects that the Selling Stockholders will sell their Shares covered by this Prospectus through customary brokerage channels, either through broker-dealers acting as agents or brokers for the seller, or through broker-dealers acting as principals, who may then resell the Shares in the over-the-counter market, or at private sale or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom they may act as agent (which compensation may be in excess of customary commissions). The Selling Stockholders and any broker-dealers that participate with the Selling Stockholders in the distribution of Shares may be deemed to be underwriters and commissions received by them and any profit on the resale of Shares positioned by them might be deemed to be underwriting discounts and commissions under the Securities Act. There can be no assurance that any of the Selling Stockholders will sell any or all of the Shares offered by them hereunder.

               Sales of the Shares on the Nasdaq SmallCap System or other trading system may be by means of one or more of the following:
          (i) a block trade in which a broker or dealer will attempt to sell the Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (ii) purchases by a dealer as principal and resale by such dealer for its account pursuant to this Prospectus; and (iii) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate.

               The Selling Stockholders are not restricted as to the price or prices at which they may sell their Shares. Sales of such Shares at less than market prices may depress the market price of the Company's Common Stock. Moreover, the Selling Stockholders are not restricted as to the number of Shares which may be sold at any one time.

               Pursuant to the Registration Rights Agreements, the Company will pay all of the expenses incident to the offer and sale of the Shares to the public by the Selling Stockholders other than commissions and discounts of underwriters, dealers or agents. The Company and the Selling Stockholders have agreed to indemnify each other and certain persons, including broker-dealers or others, against certain liabilities in connection with the offering of the Common Stock, including liabilities arising under the Securities Act.

               The Company has advised the Selling Stockholders that the anti-manipulative rules under the Exchange Act, including Regulation M, may apply to sales in the market of the Shares offered hereby and has furnished the Selling Stockholders with a copy of such rules. The Company has also advised the Selling Stockholders of the requirement for the delivery of this Prospectus in connection with resales of the Shares offered hereby.

               The Company has been advised by each Selling Stockholder that it will comply with Regulation M promulgated under the Exchange Act, in connection with all resales of the Shares offered hereby. The Company has also been advised by the Selling Stockholders that none of them has, as of January 22, 1998, entered into any arrangement with a broker-dealer for the sale of the Shares through block trade, special offering, exchange distribution or secondary distribution of a purchase by a broker-dealer.


                                    LEGAL MATTERS

               Certain legal matters in connection with the validity of the shares of Common Stock offered hereby will be passed upon for the Company by Reid & Priest LLP, New York, New York.


                                       EXPERTS

               The consolidated financial statements of the Company appearing in its Annual Report on Form 10-KSB for the two fiscal years ended September 30, 1997 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

           ===============================     =============================

                No person is authorized in     6,394,690 Shares of Common
           connection with any offering made             Stock
           hereby to give any information or
           to make any representation not
           contained in this Prospectus,
           and,  if given or  made, such
           information or representation             COMPUMED,INC.
           must not be relied upon as having
           been  authorized by the Company
           or any Underwriter.  This
           Prospectus does not constitute an
           offer  to sell or a solicitation
           of an offer to buy any security
           other than the shares of Common
           Stock offered hereby, nor does it
           constitute an offer to sell or a
           solicitation of any offer to buy
           any  of the securities offered
           hereby to any person in any
           jurisdiction in which it is
           unlawful to make  such an offer
           or solicitation.  Neither the
           delivery of this Prospectus nor
           any sale made hereunder  shall
           under any implication that the
           information contained herein is
           correct as of any date subsequent
           to the date hereof.



                   TABLE OF CONTENTS

                                        PAGE       ------------------
                                        ----           PROSPECTUS
                                                   ------------------

           AVAILABLE INFORMATION . . . . . 3

           INCORPORATION OF CERTAIN
           DOCUMENTS BY REFERENCE  . . . . 3

           THE COMPANY . . . . . . . . . . 4

           RISK FACTORS  . . . . . . . . . 5

           MARKET PRICE INFORMATION  . .  10

           USE OF PROCEEDS . . . . . . .  11

           SUMMARY FINANCIAL INFORMATION  11      _____________, 1998

           SELLING STOCKHOLDERS  . . . .  12

           PLAN OF DISTRIBUTION  . . . .  14

           LEGAL MATTERS . . . . . . . .  15

           EXPERTS . . . . . . . . . . .  15

           =================================      ==========================

                                       PART II

          INFORMATION NOT REQUIRED IN PROSPECTUS


          ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

          The estimated expenses of this offering in connection with the issuance and distribution of the securities being registered, all of which are to be paid by the Registrant, are as follows:

           Registration Fee  . . . . . . . . . . . .  $      2,527.82

           Legal Fees and Expenses . . . . . . . . .         7,200.00

           Accounting Fees and Expenses  . . . . . .         4,500.00

           Miscellaneous Expenses  . . . . . . . . .         5,772.18
                                                            ---------

                Total  . . . . . . . . . . . . . . .  $     20,000.00
                                                            =========


          ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

               Article TENTH of the Certificate of Incorporation of the Company and Article VI of the By-laws of the Company provide in part that the Company shall indemnify its directors, officers, employees and agents to the fullest extent permitted by the General Corporation Law of the State of Delaware (the "DGCL").

               Section 145 of the DGCL permits a corporation, among other things, to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

               A corporation also may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, in such an action by or on behalf of a corporation, no indemnification may be made in respect of any claim, issue or matter as to which the person is adjudged liable to the corporation unless and only to the extent that the court determines that, despite the adjudication of liability but in view or all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

               In addition, the indemnification and advancement of expenses provided by or granted pursuant to Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

               The Company has purchased and maintains insurance for its officers and directors against certain liabilities, including liabilities under the Securities Act. The effect of such insur-ance is to indemnify any officer or director of the Company against expenses, judgements, fines, attorney's fees and other amounts paid in settlements incurred by him, subject to certain exclusions. Such insurance does not insure against any such amount incurred by an officer or director as a result of his own dishonesty.


          ITEM 16.  EXHIBITS

          EXHIBIT
          NUMBER         DESCRIPTION OF EXHIBIT
          -------        ----------------------

          3.1 Certificate of Incorporation of the Company [Incorporated by reference to Exhibit 3.1 to the Company's Registration Statement of Form S-1 (File No. 33-46061), effective May 7, 1992]

          3.2 Certificate of Amendment of Certificate of Incorporation [Incorporated by reference to
                         Exhibit 3.1a to Amendment No. 1 to Post-Effective Amendment No. 1 to the Company's Registration Statement on Form S-2 (File No. 33-48437), filed June 28, 1994]

          3.3 Certificate of Amendment of Certificate of Incorporation [Incorporated by reference to
                         Exhibit 3.1b to Amendment No. 2 to Post-Effective Amendment No. 1 to the Company's Registration Statement on Form S-2 (File No. 33-48437), filed November 7, 1994]

          3.4 Certificate of Correction of Certificate of Amendment [Incorporated by reference to Exhibit 3.1c to Amendment No. 2 to Post-Effective Amendment No. 1 to the Company's Registration Statement on Form S-2 (File No. 33-48437), filed November 7, 1995]

          3.5 Certificate of Designation of Class A Preferred Stock [Incorporated by reference to Exhibit 4.5 to the Company's Annual Report on Form 10-KSB for the fiscal year ended September 30, 1995 (File No. 0-14210)]

          3.6 Certificate of Designation of Class B Preferred Stock [Incorporated by reference to Exhibit 4.6 to the Company's Annual Report on Form 10-KSB for the fiscal year ended September 30, 1995 (File No. 0-14210)]

          3.7 Certificate of Designation of Class C 7% Cumulative Convertible Preferred Stock [Incorporated by reference to Exhibit 3.1 to the Company's Form 8-K for an event of December 24, 1997]

          3.8 Certificate of Correction for the Certificate of Designation of Class C 7% Cumulative Convertible Preferred Stock [Incorporated by reference to
                         Exhibit 3.2 to the Company's Form 8-K for an event of December 24, 1997]

          3.9 By-Laws of the Company, as currently in effect [Incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form S-1 (File No. 33-46061), effective May 7, 1992]

          4.1 Form of Warrant Agreement and Warrant [Incorporated by reference to Exhibit 4.5 to the Company's Registration Statement on Form S-2 (File No. 33-48437), effective August 3, 1992]

          4.2 Specimen Common Stock Certificate [Incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-1 (File No. 33-46061), effective May 7, 1992]

          4.3 Form of Preferred Stock Certificate [Incorporated by reference to Exhibit 4.2 to the Company's Registration Statement on Form S-1 (File No. 33-46061), effective May 7, 1992]

          4.4            Form   of   Warrant  Agreement   [Incorporated  by
                         reference to  Exhibit 10.2 to the   Company's Form
                         8-K for an event of December 24, 1997]

          4.5 Form of Registration Rights Agreement [Incorporated by reference to Exhibit 10.3 to the Company's Form 8-K for an event of December 24, 1997]

          4.6* Distributors Warrant for the purchase of 200,000 shares of Common Stock.

          5.*            Opinion of Reid & Priest LLP

          23.1*          Consent of Ernst & Young LLP

          23.2* Consent of Reid & Priest LLP (included as part of Exhibit 5)

          24.            Power of Attorney (included on p. II-5)

          ____________________________________
          *    Filed herewith.


          ITEM 17.  UNDERTAKINGS

               UNDERTAKINGS REQUIRED BY REGULATION S-B, ITEM 512(A).

               The undersigned Registrant hereby undertakes:

                    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                    (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act").

                    (ii) to reflect  in the prospectus any  facts or events
               arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represents no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                    (iii) to include any additional or changed material information with respect to the plan of distribution.

                    (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                    (3)  to  remove  from  registration   by  means  of   a
               post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               UNDERTAKING REQUIRED BY REGULATION S-B, ITEM 512(E).

                    Insofar  as  indemnification  for  liabilities  arising
               under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provi-sions of its Certificate of Incorporation, By-Laws, the DGCL or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                      SIGNATURES

               PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE
          GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF MANHATTAN BEACH, AND STATE OF CALIFORNIA, ON THE 22 DAY OF JANUARY, 1998.

                                             COMPUMED, INC.

                                             By:  /s/ James Linesch
                                                -----------------------------
                                                 James Linesch
                                                 President


                                  POWER OF ATTORNEY

               EACH DIRECTOR AND/OR OFFICER OF THE REGISTRANT WHOSE SIGNATURE APPEARS BELOW HEREBY APPOINTS JAMES LINESCH AS HIS ATTORNEY-IN-FACT TO SIGN IN HIS NAME AND BEHALF, IN ANY AND ALL CAPACITIES STATED BELOW AND TO FILE WITH THE SEC, ANY AND ALL AMENDMENTS, INCLUDING POST-EFFECTIVE AMENDMENTS, TO THIS REGISTRATION STATEMENT.

               PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOW-ING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                  SIGNATURE                TITLE             DATE
                  ---------                -----             ----


           /s/ James Linesch        President and       January 22, 1998
           -----------------------  Chief Financial
               James Linesch        Officer


           /s/ Robert B. Goldberg   Chairman of the     January 22, 1998
           -----------------------  Board
               Robert B. Goldberg


           /s/ John D. Minnick      Director            January 22, 1998
           -----------------------
               John D. Minnick


           /s/ Robert Stuckelman    Director            January 22, 1998
           -----------------------
               Robert Stuckelman


            /s/ Herbert Lightstone  Director            January 22, 1998
            ----------------------
               Herbert Lightstone


                                    Director            January __, 1998
            ----------------------
               John Romm


                                    Director            January __, 1998
           -----------------------
               Rod Raynovich

                                 EXHIBIT INDEX


          Exhibit        Description
          -------        -----------

          4.6            Distributors Warrrant

          5              Opinion of Reid & Priest LLP

          23.1           Consent of Ernst & Young LLP

          23.2           Consent  of Reid  &  Priest LLP
                         (included  as part  of  Exhibit 5)

          24.            Power of Attorney (included on p. II-5)